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                                                                   EXHIBIT 23(D)

                         INDEPENDENT AUDITORS' CONSENT

The Partners
Kosmos TV:

     We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated March 24, 1995, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                      /s/  KPMG
                                          --------------------------------------

Moscow, Russia
October 27, 1995